EXHIBIT 10.2

EXECUTIVE EMPLOYMENT AND RESTRICTIVE COVENANT AGREEMENT

I, Crystal Climer, hereby agree to be employed by Premier Healthcare Solutions, Inc. (the “Company”) and the Company hereby agrees to employ me, subject to the following terms and conditions (the “Agreement”).

1.EMPLOYMENT
1.1Job Duties. I agree to devote my full professional time, attention and best efforts to the performance of my employment duties with the Company and its Related Companies (as defined in Section 5.8). I shall perform the duties and responsibilities customary to my position(s) with the Company and its Related Companies and as assigned to me from time to time. I also understand and agree that my employment may be transferred between the Company and its Related Companies in their discretion. I shall abide by the policies of the Company and its Related Companies as adopted and amended from time to time. Effective beginning 09/01/2022 (the ”Effective Date”), my position with the Company shall be as Chief Accounting Officer.
1.2Compensation and General Benefits. During my employment with the Company or one of its Related Companies, the Company or one of its Related Companies will: (a) compensate me for my services at a base rate determined by the Company from time to time; and (b) allow me to participate in the deferred compensation, other retirement plans and employee benefit plans from time to time in effect generally for the Company’s similarly situated employees, subject to the terms and conditions of such plans and as they may be instituted, modified or terminated from time to time. As of the Effective Date, my initial base salary shall be $$400,000.00 per annum, less applicable withholdings, paid in accordance with the usual payroll practices of the Company. If the base salary is increased, such increased amount shall thereafter become the “base salary” under this Agreement.
1.3Annual Incentive Plan. As of the Effective Date, I shall be eligible to participate in one or more annual incentive plans sponsored by the Company or one of its Related Companies in effect from time to time for similarly situated senior executive level employees of the Company, in accordance with the terms and conditions of such plan(s). My current target incentive opportunity is 60% of my initial base salary.
1.4Equity. As additional consideration for entering into this Agreement, as of the Effective Date, I shall be eligible to participate in the Premier, Inc. Equity Incentive Plan and any other equity-based or cash-based long-term incentive compensation plans for similarly situated senior executive level employees of the Company, in accordance with the terms and conditions of such plan(s). The Company will recommend to the Compensation Committee of the Board of Directors of Premier, Inc. (the “Board”) that I receive a grant for Fiscal Year 2023 (to be made at the time annual grants are typically made) of Premier, Inc. equity with an initial grant value equal to approximately 60% of my initial base salary.
1.5 At-Will Employment. I agree that my employment with the Company shall be “at-will”, such that I may resign at any time for any reason and the Company may terminate my employment at any time for any reason. The at-will nature of my employment may be altered only by a written agreement signed by a duly authorized Company official. In addition, I agree that upon the termination of my employment with the Company for any reason, I shall resign and do resign from all positions as an officer, director and employee of the Company and its Related Companies, with such resignation(s) to be effective upon the termination of my employment with the Company, unless the Company requests an earlier date.

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2.SEVERANCE PROTECTIONS

2.1Severance Pay. If my employment with the Company under this Agreement is terminated at any time due to a Termination Without Cause (as defined below), then the Company will provide me with 12 months of my then current base salary as severance (the “Severance Pay”), subject to the terms and conditions in this Section 2. In order to be eligible for such Severance Pay, I must, within 21 days of receipt from the Company (unless a longer period is required by applicable law), sign and not revoke a full and general release of any and all claims (the “Release”) that I have or may have against the Company, the Related Companies, and their affiliates, to be prepared by the Company at that time. In addition, if I violate any of my post-employment obligations under this Agreement in Sections 4-6, then my right to any outstanding Severance Pay shall immediately cease and be forfeited.

2.2Termination Without Cause. For purposes of this Agreement, “Termination Without Cause” means the termination of my employment by the Company for any reason other than my death, Disability or “Termination for Just Cause.” In addition, my resignation shall be deemed a Termination Without Cause by the Company if I resign my employment with the Company and all its Related Companies within twenty-four (24) months following a “Change in Control” (as defined below) due to any of the following without my consent:

a.a material reduction in my position or responsibilities with the Company, but excluding: (i) any suspensions, removals, duty reassignments, duty limitations or other actions pursuant to Section 2.3; and (ii) any such reductions or changes made in good faith to conform with applicable law or generally accepted industry standards for my position;

b.a non de minimis reduction in my base salary (unless such percentage reduction is made across the board for all other similarly situated senior executives of the Company);

c.the relocation of my primary office location more than fifty (50) miles from my current primary office location Charlotte, NC, but excluding the relocation of my primary office location to the Company’s current or future headquarters location (with or without my consent); or

d.a failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Company within 30 days after a Change in Control.

For purposes of this Section 2.2, a “Change in Control” shall have the meaning set forth in the Premier, Inc. Equity Incentive Plan, as it may be established, modified, changed or replaced from time to time.

The Company and I agree that for my resignation to constitute Termination Without Cause, I must provide written notice to the President and Chief Executive Officer of the Company of my intent to resign within ninety (90) days of one of the triggering events outlined in subsections (a) – (d) of this provision, as well as the triggering event relied upon and details constituting such alleged triggering event. Further, Termination Without Cause shall not include my resignation under subsections (a) – (d) of this provision for any occurrence which is, after such notice, cured by the Company, within thirty (30) days of receipt of such notice.

2.3Termination For Just Cause. For purposes of this Agreement, “Termination for Just Cause” means termination of my employment by the Company as the result of my: (a) commission or omission of any act of dishonesty, embezzlement, theft, misappropriation or breach of fiduciary duty in connection with the terms and conditions of my employment; (b) conviction, guilty plea or plea of nolo contendere of a felony or a misdemeanor in which fraud or dishonesty is a material element, or a crime of moral turpitude; (c) willful misconduct or insubordination with respect to the performance of my duties to the Company or any Related Company that is harmful to the business or reputation of the Company or the Related Companies or constitutes a violation of law or governmental regulations, including by the Company or the Related Companies; (d) breach of any securities or other law or regulation or any the Company or Related Company policy governing inappropriate disclosures or “tipping” related to (or the trading or dealing of) securities, stock or investments; (e) failure to reasonably cooperate or interference with a Company- related investigation; (f) willful violation of the Company’s or its Related Companies’ lawful material policies, rules and procedures, including but not limited to the Company and its Related Companies’ Code of Conduct, Insider Trading and Conflict of Interest policies; (g) regulatory,

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governmental or administrative suspension, removal or prohibition as defined in this Section below; or (h) breach or prospective breach of the obligations set forth in Sections 3-7 of this Agreement.

Notwithstanding anything to the contrary, the Company and I also acknowledge and agree that:

(i)If I am suspended or temporarily prohibited from participating in the conduct of the affairs of the Company or its Related Companies or affiliated entities by a regulatory, governmental or administrative notice served under federal or state law, depending on the circumstances of such suspension or prohibition, the Company may (in lieu of terminating my employment) decide to suspend its obligations under this Agreement. If the charges in the notice are dismissed or withdrawn, the Company may, in its discretion, upon approval by the Board, pay me all or part of the compensation withheld while its obligations were suspended and reinstate in whole or in part any of its obligations that were suspended.

(ii)If I am permanently removed or prohibited from participating in the conduct of the affairs of the Company or its Related Companies or affiliated entities by applicable federal, state or other regulatory, governmental or administrative order or action, all obligations of the Company under this Agreement shall terminate as of the effective date of the order, and the Company may, in its sole discretion, terminate my employment as a Termination For Just Cause.

(iii)The Company may, in its sole discretion, place me on temporary leave with pay, temporarily exclude me from any premises of the Company, its Related Companies and affiliated entities and temporarily reassign my duties with the Company and its Related Companies during any pending Company investigation or disciplinary action involving me or my potential “Termination for Just Cause”.

2.4Disability. “Disability” means my inability to perform the essential functions and duties of my position with the Company by reason of any medically determinable physical or mental impairment that can be expected to result in death or that is to last or can be expected to last for a continuous period of not less than twelve months, as determined under the long-term disability plan sponsored by the Company or a Related Company in which I participate. The Company and I agree that without expressly or constructively terminating this Agreement under this Section or Sections 2.1-2.3, the Company may designate another employee to act in my place during any period of my Disability that extends over ninety (90) consecutive calendar days or equals an aggregate of ninety (90) calendar days during any three hundred and sixty five (365) consecutive calendar day period. Notwithstanding whether any such designation is made, I shall continue to receive my full base salary under this Agreement (offset by any Company-paid short-term disability or long-term disability plan payments) during any period of my Disability during my employment with the Company.

2.5Severance Details. Any Severance Pay shall: (a) be paid over time in the form of salary continuation for the twelve (12) month period in accordance with the Company’s regular payroll practices; (b) be less applicable withholdings; and (c) replace my right to severance pay under any other agreement, plan or program with the Company or any Related Company. Except as otherwise provided in Section 8.3(c) of this Agreement, and contingent on my execution and non-revocation of a Release as described in Section 2.1, the first installment of the Severance Pay will be made no later than the next reasonably practicable payroll date following the later of the effective date of my Termination Without Cause and the expiration of the revocation period for the Release described in Section 2.1. The remaining installments will continue thereafter until all installments have been made. If I am rehired by the Company or any Related Company during my severance period, my Severance Pay will cease.

3.CONFLICTS OF INTEREST

During my employment with the Company, I shall not: (a) engage in any outside business activity without written authorization from my supervisor at the Company; (b) in any way compete with the Company; or (c) engage in any conduct intended to or reasonably expected to harm the interests of the Company. I also agree to comply with the terms of the Company’s Code of Conduct and Conflict of Interest policies. Notwithstanding the foregoing, I may engage in personal investment activities and charitable work that do not interfere with my duties for the Company and do not violate the Company’s Code of Conduct or Conflict of Interest policies.

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4.CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY

4.1Duty of Confidentiality. Except to the extent the use or disclosure of any Confidential Information (as defined below) is required to carry out my assigned duties with the Company, I agree that during and at all times after my employment with the Company, I will: (a) protect and safeguard the Confidential Information from unauthorized use, publication, or disclosure; (b) not disclose any Confidential Information to any person not employed by the Company; and (c) not use for myself or for any other person or entity any Confidential Information. This provision, however, shall not preclude me from: (i) the use or disclosure of information known generally to the public (other than as a result of my violation of this Agreement); or (ii) any disclosure required by law or court order, by any governmental entity having regulatory authority over the business of the Company, or by any administrative or legislative body with appropriate jurisdiction, provided I provide the Company prompt written notice of any potential disclosure under this subsection (ii) within forty-eight (48) hours of my receipt of the request for disclosure or my election to disclose such information under this subsection (ii), whichever is earliest, to the fullest extent permitted by applicable law. Further, notwithstanding anything to the contrary in this Section 4.1, I understand that the duty of confidentiality in this Agreement does not restrict my ability to communicate directly with any federal, state or local government agency or commission without providing notice to or receiving prior or later authorization from the Company, as provided under Section 4.3 (“Protected Rights”) below.

Further, I agree to abide by the Protection of Confidential Information and Protected Health Information set forth in Exhibit A of this Agreement, as amended from time to time.
4.2Confidential Information. “Confidential Information” means all confidential or proprietary information furnished to, obtained by or created by me while employed by the Company. Confidential Information includes, but is not limited to, information in the following categories: (a) information regarding the affiliates and customers of the Company, including affiliate / customer lists, contact information, contracts, billing histories, affiliate/customer preferences, and information regarding products or services provided to such entities; (b) non-public strategic or financial information concerning the Company, including, but not limited to, commissions and salaries paid to employees, sales data and projections, forecasts, cost analyses, and similar information; (c) plans and projections for business opportunities for new or developing business of the Company, including marketing concepts and business plans; (d) Intellectual Property (as defined in Section 4.5 below), software, source and object codes, computer data, research information and technical data; (e) information relating to the services, products, prices, costs, research and development activities, service performance, operating results, pricing strategies, employee lists or personnel matters of the Company; (f) information regarding sources and methods of supply, including supply agreements, supply terms, product discounts and similar information related to the Company; and (g) information marked or otherwise designated as “confidential” or by similar words.

4.3Protected Rights. I understand and agree that nothing in this Agreement precludes me from communicating directly with the U.S. Securities and Exchange Commission (“SEC”) or the Financial Industry Regulatory Authority (“FINRA”) regarding potential securities issues or concerns, if any. Further, I understand and agree that nothing in this Agreement is intended to, or shall, interfere with my rights to file a charge or complaint with, participate in a proceeding by, or cooperate with the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the SEC, FINRA, or any other federal, state or local government agency or commission (including providing documents or other information to such agencies), none of which shall constitute a breach of this Agreement or any applicable policy or procedure of the Company or any Related Company. I also understand and agree that I do not need to receive prior or later authorization from the Company to make any such governmental reports or disclosures, and I am not required to notify the Company (in advance or otherwise) when taking any such action.

4.4Return of Property. I agree that all assets, materials, documents and data obtained or prepared by me in the course and scope of my employment with the Company are the property of the Company. I also agree that all Confidential Information is the property of the Company. As such, I agree that I will promptly return to the Company when requested, and in any event prior to my last day of employment with the Company, all assets, materials, documents, information, data and other property belonging to the Company in my possession or control, regardless of how stored or maintained and including all originals and electronic or hard copies.

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4.5Intellectual Property. I hereby assign and agree in the future to assign to the Company my full right, title and interest in all Intellectual Property (as defined in this Section 4.5). In addition, all copyrightable works that I create during my employment with the Company shall be considered “work made for hire” and shall be owned exclusively by the Company. “Intellectual Property” means any invention, formula, process, discovery, development, design, innovation or improvement made, conceived or first reduced to practice by me, solely or jointly with others, during my employment with the Company. However, “Intellectual Property” shall not apply to any invention that I develop on my own time, without using the equipment, supplies, facilities or trade secret information of the Company, unless such invention relates at the time of conception or reduction to practice to: (a) the business of the Company; (b) the actual or demonstrably anticipated research or development of the Company; or (c) any work performed by me for the Company.

5NON-COMPETE AND NON-INTERFERENCE / RAIDING

EMPLOYEES COVERED BY STATE LAW. UNDER THE LAW IN LIMITED STATES (INCLUDING BUT NOT LIMITED TO CALIFORNIA, OKLAHOMA, AND NORTH DAKOTA) CERTAIN POST-TERMINATION RESTRICTIVE COVENANTS ARE UNENFORCEABLE AND VOID AGAINST PUBLIC POLICY. IF I AM A RESIDENT OF SUCH A STATE OR PERFORM A SUBSTANTIAL PORTION OF MY EMPLOYMENT FOR THE COMPANY IN SUCH A STATE, AND AM COVERED BY SUCH LAW, ANY IMPERMISSIBLE SECTIONS BELOW WILL NOT APPLY TO ME FOR SO LONG AS I AM COVERED BY SUCH LAW.

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Employee Initials
5.1Non-Compete. For a period of 12 months following my last day of employment with the Company, I agree not to: (a) perform in the Prohibited Territory (as defined below) any services for a competitor of the Company that are the same as or substantially similar to the services I performed for the Company at any point during my last 12 months as a Company employee; or (b) engage, within the Prohibited Territory, in any aspect of the Business (as defined below) that I was involved with on behalf of the Company at any time during the last 12 months of my employment with the Company. “Prohibited Territory” means: (i) if my job duties are not limited to the continental United States or the countries or regions in which I assisted the Company to engage in its business during my last 12 months as a Company employee, (ii) if my job duties are not limited to particular states or regions within the United States, the continental United States, or (iii) if my job duties are limited to particular states or regions, the states or regions that I assisted the Company to engage in its business during my last 12 months as a Company employee. The “Business” means the business engaged in by the Company as of my last day of employment with the Company. Notwithstanding the preceding, owning the stock or options to acquire stock totaling less than 5% of the outstanding shares in a public company shall not by itself violate the terms of this Section 5.1.

5.2Non-Interference With Restricted Customers. For a period of twelve (12) months following my last day of employment with the Company, I agree that I will not: (a) call upon, solicit, cause or attempt to cause any Restricted Customer (as defined below) to not do business with the Company or to reduce, modify or transfer any part of its business with the Company; (b) call upon, solicit, cause or attempt to cause any Restricted Customer to do business with a competitor of the Company; (c) sell or provide any services or products to any Restricted Customer that are competitive with or a replacement for the Company’s services or products; or (d) as an employee, agent, partner, director, consultant, or in any other capacity assist any person or entity to engage in any of the conduct described in subsections (a) - (c) of this Section. Notwithstanding the preceding, if I become an employee of a Restricted Customer after my employment with the Company ends, then this subsection shall not limit my communications or activities with that particular Restricted Customer while I am employed by that Restricted Customer, provided that: (i) as part of my services with or for such Restricted Customer, I do not engage in activities or directly assist others to engage in activities that compete with the Company in the Business or otherwise violate Section 5.1; and (ii) I abide by the confidentiality and non-raiding of employees obligations set forth in this Agreement.

“Restricted Customer” means: (i) a Customer (as defined below) for which I earned or was paid incentive pay at any point during my last twelve (12) months as a Company employee; (ii) a Customer with which I worked or for which I supervised the Company’s work at any point during my last twelve (12) months as a Company employee; (iii) a prospective Customer that I contacted or for which I supervised contact at any point during my last twelve (12) months as a Company employee; and (iv) a

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current or prospective Customer about which I obtained Confidential Information at any point during my last twelve (12) months as a Company employee. “Customer” means a Company customer, partner hospital, member or affiliated health care organization.

The “Business” means the business engaged in by the Company as of my last day of employment with the Company.

5.3Non-Interference With Restricted Suppliers. For a period of twelve (12) months following my last day of employment with the Company, I agree that I will not solicit, cause or attempt to cause any Restricted Supplier (as defined below) to not do business with the Company or to reduce, modify or transfer any part of its business with the Company. “Restricted Supplier” means any supplier of goods or services to the Company: (a) with which I had dealings; (b) for which I supervised or assisted in the Company’s dealings; or (c) about which I obtained Confidential Information, all at any point during my last thirty six (36) months as a Company employee.

I further agree that in the event I am later employed by a non-group purchasing organization medical supplier following my employment with the Company, I will recuse myself for a period of twelve (12) months following my last day of employment with the Company from any consideration of decisions or other communications or discussions that would result in the termination of a contract, discontinuance of business, or reduction of business with or amounts paid to the Company involving the products or services that my new employer supplies the Company. I further expressly acknowledge and agree that as part of my post- employment confidentiality commitments to the Company, I cannot and will not use any confidential Company pricing, contract or other supplier-related information obtained during my employment with the Company in connection with any supply contract or other negotiations between the Company and my new non-group purchasing organization medical supplier employer, if applicable, or to obtain a competitive advantage against or otherwise harm the Company or its affiliated entities.

5.4Non-Raiding of Employees. During my employment with the Company under this Agreement and for a period of eighteen (18) months following my last day of employment with the Company, I agree not to on my own behalf or on behalf of any other entity: (a) hire or engage as an employee or as an independent contractor any then current employee or independent contractor of the Company (each a “Restricted Employee”); or (b) solicit, encourage or cause or attempt to solicit, encourage or cause any Restricted Employee to leave his or her employment with the Company.

5.5Statements. Subject to my Protected Rights in Section 4.3 above, I agree during and at all times after my employment with the Company, not to defame, misrepresent, or otherwise make any intentionally false and disparaging statements about the Company, including any of its products, services or practices, or any of its affiliates, directors, officers, agents, representatives, stockholders or affiliates, either orally or in writing. I also agree not to disparage or denigrate the Company’s employees.

5.6Cooperation. I agree that during and for a period of twenty four (24) months after my employment with the Company to remain available to cooperate with the Company with respect to any matters that occurred during my employment with the Company, including, without limitation, providing truthful and complete cooperation in litigation matters relating to the Company, the Related Companies or any other affiliates and about which I have knowledge, whether or not such matters have been commenced as of the termination of my employment.

5.7Other Commitments. I represent and warrant to the Company that prior to and during my current employment/engagement with the Company: (a) if I am an employee of the Company, I have terminated employment with all my prior employers; and (b) my employment/engagement with the Company will not breach any confidentiality, non-compete, non-solicitation or other contract that I may have with any current or former employer, contracting entity or other third party.

5.8Related Companies. For purposes of the restrictions and commitments in Section 3 (Conflicts of Interest), 4 (Confidential Information and Intellectual Property), 5 (Non-Compete and Non-Interference / Raiding) and 6 (Reasonableness), “the Company” shall include the Company or any successor and any “Related Company” (as defined below) for or with whom I performed or supervised any services at any time during the last 12 months of my employment with the Company and/or its Related Companies.

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“Related Company” means, with respect to the Company, any parent company, subsidiary company, sister company or joint venture, or related subsidiary company of such entities.
6REASONABLENESS OF RESTRICTIONS

I have carefully read and considered the provisions of this Agreement and, having done so, agree that the restrictions set forth in it are fair, reasonable, and necessary to protect the Company’s legitimate business interests. In addition, I acknowledge and agree that the restrictions in this Agreement do not unreasonably restrict or affect my ability to obtain employment should my employment with the Company end. Thus, although the Company and I acknowledge and agree that I retain the right to contest the application or interpretation of Sections 3-5 of this Agreement to particular facts/circumstances, I agree not to contest the general validity or enforceability of Sections 3-5 before any court, arbitration panel or other body.

Further, I agree that I shall notify any prospective employer, entity or individual with whom I seek to be employed or provide independent contractor services of the non-competition, non-interference, confidentiality and other requirements set forth in Sections 3-5 of this Agreement during the applicable term for each, and the Company may likewise provide such notice during the same period to any prospective employer, entity or individual with whom I seek to be employed or provide independent contractor services.

7OBLIGATIONS CONCERNING PRIOR BUSINESS RELATIONSHIPS

7.1Former Employment/Engagements. I represent and warrant to the Company that: (a) I am not working for or engaged by any other person or entity as an employee, independent contractor or consultant; and (b) I have provided the Company with a copy of any and all agreements with third parties that may limit or attempt to limit my right to be employed by the Company or its Related Companies, to perform any activities for the Company or a Related Company, or to disclose to the Company or a Related Company any ideas, inventions, discoveries or other information.

7.2No Disclosure or Use of Confidential Information of Others. I represent and warrant to the Company that I have not brought and will not bring with me to the Company, disclose to the Company or use in the performance of my duties for the Company any materials, data, software, technology, trade secrets, intellectual property, confidential or proprietary information, or documents belonging to a third party that are not generally available to the public, unless I have obtained written authorization to do so from the third party and provided the Company with a copy of it. I understand and agree that, in my employment with the Company, I am not to breach any obligation of confidentiality that I have to former employers or other third parties, and I agree that I shall fulfill all such obligations during my employment with the Company.

8GENERAL PROVISIONS

8.1Breach of Agreement. I acknowledge that my breach of this Agreement, particularly Sections 3-6, will cause immediate and irreparable damage to the Company and its Related Companies and that such damages will be exceedingly difficult to measure in full. Therefore, I acknowledge that the payment of damages in an action at law for breach of this Agreement would not adequately compensate the Company or its Related Companies for the damages suffered. In addition, the short duration of the covenants contained in this Agreement makes essential the enforcement of this Agreement by injunctive relief. The Company and I therefore agree that this Agreement may be enforced through temporary, preliminary and permanent injunctive relief, and that all other available remedies at law or in equity including, but not limited to, money damages, may be pursued for breach of this Agreement.

Moreover, I agree that, in addition to any other remedies available to the Company and/or its Related Companies by operation of law or otherwise, if I breach of any of the obligations contained in Sections 3-6, I shall: (a) forfeit at the time of the breach the right to any additional Severance Pay under Section 2 of this Agreement; (b) forfeit the right to all further unpaid / unawarded, amounts that may otherwise be payable under the terms of any amounts described in Section 1.3 and 1.4 hereof, or any other compensation plan in which I participate and to which I might otherwise then be entitled by virtue thereof at the time of the breach, if any, notwithstanding any provisions of this Agreement or such plans or programs to the contrary; and (c) be required to refund to the Company and its Related Companies, and the Company and its Related Companies shall be entitled to recover of me, the amount of any and

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all such Severance Pay, amounts described in Section 1.3 and 1.4 hereof, or other compensation plan or awards already paid or provided to or on behalf of me by the Company and/or its Related Companies following the initial breach, if any, notwithstanding any provisions of this Agreement or such plans or programs to the contrary.

In addition, the Company and I agree that the prevailing party in any legal action to enforce the terms of this Agreement, including but not limited to Sections 3-6, shall be entitled to costs and attorneys’ fees related to any such proceeding as allowed by law. Further, the time period for the covenants in Sections 4-6 shall be tolled during any period of time in which I am violating those Sections.

The restrictions and obligations in Sections 4-6 shall survive my last day of employment with the Company and shall be in addition to any restrictions imposed on me by statute, at common law, or other agreements. The restrictions and obligations in Sections 4-6 shall continue to be enforceable regardless of whether there is a subsequent dispute between me and the Company concerning any alleged breach of this Agreement.

8.2Judicial Modification and Severability. If a court determines that any provision of this Agreement is invalid, then the Company and I request that the court “blue-pencil” or otherwise modify such provision in order to render the provision not invalid and enforce the provision as modified. In such a case, all other provisions contained in this Agreement shall remain in full force and effect. In addition, each provision of this Agreement is severable from each other provision.

8.3Section 409A.

a.Section 409A Compliance. The Company and I intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code (the “Code”) will be compliant with Section 409A. If the Company shall determine that any provision of this Agreement does not comply with the requirements of Section 409A, the Company shall amend the Agreement to the extent necessary (including retroactively) in order to comply with Section 409A (which amendment shall not reduce the amounts payable to me under this Agreement). The Company shall also have the discretionary authority to take such other actions to correct any failures to comply in operation with the requirements of Section 409A. Such authority shall include the power to adjust the timing or other details relating to the awards and payments described in this Agreement (but not the amounts payable to me under this Agreement) if the Company determines that such adjustments are necessary in order to comply with or become exempt from the requirements of Section 409A. Notwithstanding the foregoing, to the extent that this Agreement or any payment or benefit (or portion thereof) under this Agreement or the plans referenced herein shall be deemed not to comply with Section 409A, then none of the Company, its Related Companies, the Board, the Compensation Committee of the Board, Premier, Inc. and its Related Companies’ shareholders, owners, board members, officers, employees, their designees and agents shall not be liable to me in any way.

b.Separation from Service. Notwithstanding anything in this Agreement to the contrary, no separation benefits, if applicable, deemed deferred compensation subject to Section 409A shall be payable pursuant to this Agreement unless my separation from employment constitutes a “separation from service” with the Company within the meaning of Section 409A and the Department of Treasury regulations and other guidance promulgated thereunder (a “Separation from Service”).

c.Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if I am deemed by the Company at the time of my Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which I am entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of my benefits shall not be provided to me prior to the earlier of (i) the expiration of the six-month period measured from the date of my Separation from Service or (ii) the date of my death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 8.3(c) shall be paid in a lump sum to me, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

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d.Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, any such reimbursements payable to me pursuant to this Agreement shall be paid to me no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and my right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

e.Installments. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), my right to receive the installment payments of Severance Pay under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment. In the event that the timing of my signing the Release referenced in Section 2.1 could result in any portion of the Severance Pay that is deferred compensation subject to Section 49A being paid in an earlier or later calendar year, then such portion shall be paid in the later calendar year.

8.4Tax Penalty Protection. Notwithstanding any other provision in this Agreement to the contrary, any payment or benefit received or to be received by me in connection with a “change in ownership or control” as such term is defined under Section 280G of the Code (whether payable under the terms of this Agreement or any other plan, arrangement or agreement with the Company or its Related Companies, collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, it shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), but only if, by reason of such reduction, the net after-tax benefit received by me shall exceed the net after-tax benefit that would be received by me if no such reduction was made. Whether and how the limitation under this Section 8.4 is applicable shall be determined under the Section 280G Rules set forth in Exhibit B hereto.

8.5Incentive-Based Compensation Clawback. In accordance with the terms and conditions of Premier, Inc.’s Compensation Recoupment Policy, as such policy may be established, modified, changed, replaced or terminated from time to time, I agree to repay any incentive or other compensation paid or otherwise made available to me by the Company or its Related Companies, as required by the terms of such policy. If I fail to return such compensation as required by the terms of the Compensation Recoupment Policy or applicable law, I hereby agree and authorize the Company and its Related Companies to, among other things as set forth in the policy: (a) deduct the amount of such identified compensation from any and all other compensation owed to me by the Company or is Related Companies (if any); and (b) adjust and reduce future compensation to me (if any). I acknowledge that the Company may take appropriate disciplinary action (up to, and including, Termination For Just Cause) if I fail to return / repay such identified compensation within the timeframe required by the Compensation Recoupment Policy. Further, the Company and I agree that the provisions of this Section 8.5 shall remain in effect indefinitely following my termination of employment.

8.6 Indemnification. The Company and I have entered into (or shall enter into concurrent with this Agreement) a separate indemnity agreement, consistent with the Company’s certificate of incorporation, by-laws and other corporate governance documents; provided that the entry into such an agreement shall not be a condition precedent to my right to be indemnified by the Company as provided in such corporate governance documents. The Company will indemnify me or cause me to be indemnified in my capacity as an officer, director or senior manager of any Related Company for which I serve as such, to the fullest extent permitted by the laws of the state of incorporation of such Related Company in effect from time to time, or the certificate of incorporation, by-laws or other corporate governance documents of such Related Company. The Company shall provide me with directors’ and officers’ insurance coverage to the same extent as provided to other senior executives of the Company from time to time.

8.7Governing Law, Forum, Jurisdiction. Except as prohibited by law, I agree (a) that this Agreement shall be governed by the laws of the State of North Carolina, regardless of where I may work for the Company and irrespective of conflict of law principles; (b) any litigation under this Agreement shall be brought by either me or the Company exclusively in Mecklenburg County, North Carolina, notwithstanding that I may not be a resident of North Carolina when the litigation is commenced and/or cannot be served process within North Carolina; and (c) as such, the Company and I irrevocably consent to the jurisdiction of the courts in Mecklenburg County, North Carolina (whether federal or state) for all

9

disputes related to this Agreement and irrevocably consent to service of process via nationally recognized overnight carrier, without limiting other service methods available under applicable law. Except as prohibited by law, the Company and I irrevocably waive any right to a trial by jury in any action related to this Agreement. Further, the Company and I agree that the terms in this Section are material provisions of this Agreement, that the Company’s headquarters is in Charlotte, Mecklenburg County, North Carolina, that this is a contract made in North Carolina, and that, except as prohibited by law, no party to this Agreement will contest the enforceability of the choice of law, exclusive venue, or other provisions of this Section. I acknowledge that nothing in this Agreement shall be construed as impairing my rights under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

8.8Entire Agreement, Amendment, Waiver, Assignment. This Agreement constitutes the entire agreement between me and the Company related to the subject matters contained in it and supersedes all previous written or oral agreements related to these subject matters, including any previous employment and similar agreements with the Company and its Related Companies, provided that it does not extinguish any post-employment obligations I may owe the Company or its Related Companies under other written or previous agreements. No amendment or attempted waiver of any of the provisions of this Agreement shall be binding unless reduced to writing and signed by me and the Company. Any waiver of any provision by either party shall not constitute a waiver of such provision or any other provision at a later time or in any other circumstance. The Company shall have the right to assign or transfer this Agreement to any affiliated entity or successor to all or part of its business, and I irrevocably consent to any such assignment or transfer. Further, the Company and I agree that the Company may disclose the compensation and other terms of this Agreement: (a) to Premier, Inc.’s shareholders/owners; and (b) in its proxy statements or other public securities filings as required by law.

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EMPLOYEE
Agreed to and accepted:

Date:    9/26/2022
Employee Signature: /s/ Crystal Climer

Premier Healthcare Solutions, Inc.

Agreed to and accepted:
Date:    9/26/2022
Signature of Authorized Representative: /s/ Stacy Mason

Full Name:Stacy Mason

Title: VP, Employee Relations

TiiEA-21.1

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Exhibit A

Protection of Confidential Information and Protected Health Information

I understand that during the course of my employment with the Company, I may see or hear confidential information or protected health information (“PHI”) and that the Company and its Related Companies have the legal obligation and ethical responsibility to maintain strict confidentiality as to the personal facts and circumstances of any applicant, employee, client, customer, patient or other individual or entity that is made available to the Company or its Related Companies in the course of their business (“Protected Entities”). I also understand that it is the policy of the Company and its Related Companies not to disclose personal facts and circumstances about any Protected Entity without such Protected Entity’s authorization or consent, except as required by applicable law or to fulfill the legitimate business responsibilities of the Company and its Related Companies.

By way of example, the types of PHI and other information that generally must be kept confidential includes applicant, employee, client, customer and patient names, social security numbers, dates of birth, addresses, telephone numbers, financial status and information, account or identification numbers issued by government agencies or private financial institutions, confidential business information, vital records information, and health information that identifies individuals. PHI that identifies an individual generally cannot be released unless properly authorized by the individual or its legal representative, or pursuant to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). The Family Privacy Protection Act and other local, state and federal laws may place additional limitations on the disclosure of personal information. Therefore, to the extent applicable to me during the course of my employment with the Company or any Related Company, I agree that during and at all times after my employment with the Company and any Related Company, I shall adhere to the requirements of the (a) U.S. Department of Health and Human Services issued regulations on “Standards for Privacy of Individually Identifiable Health Information,” which comprise 45 C.F.R. Parts 160 and 164, promulgated pursuant to HIPAA; (b) separate HIPAA Privacy and Security Standards issued by the Utilization Review Accreditation Commission; (c) Family Privacy Protection Act and other local, state and federal laws that may place additional limitations on disclosure of personal information, in each case with respect to the Protected Entities; and (d) and policies issued during my employment with the Company or any related Company regarding PHI.

As part of my obligation to protect confidential information and PHI of the Protected Entities, and except as (i) expressly authorized by such Protected Entities or their legal representatives, (ii) required to carry out my properly assigned duties with the Company or any Related Company, or (iii) required or permitted by applicable law, I also understand and agree that:

•I will not access or view any such information;
•I will not make inquiries about such information on behalf of any individual who does not have proper authorization to access such information;
•I will not make any unauthorized copy or disclosure of such information, or disseminate, remove or transfer such information to any unauthorized location;
•I will not discuss such information with any person who is not authorized to access such information;
•I will not engage in conversation about such information outside the office of the Company or its Related Companies (including, without limitation in hallways, on elevators, or in my home);
•I will take care to safeguard any password(s) I am issued by the Company, any Related Company or any other entity designed to protect such information;
•If I have any questions about whether I need access to certain information, or whether certain information should be disclosed, I will promptly ask my supervisor for clarification; and
•I will immediately report to my supervisor and other designated Company personnel any unauthorized disclosure of such information, including by myself or any third party.

I understand all Company computer access is subject to audit at any time by the Company, including to ensure compliance with my obligation to protect and safeguard PHI and confidential information. I also agree to comply with any other Company and Related Company policies regarding the protection and safeguarding of PHI and confidential information. Upon termination of my employment for any reason, I will return any documents or other items in my possession that contain confidential information or PHI.

I understand that my violation of this Protection of Confidential Information and PHI or any other Company or Related Company policy regarding the safeguarding of confidential information or PHI may result in the termination of my work relationship or be the grounds for disciplinary action, fines, penalties, imprisonment or cause civil suit to be brought against me.

exha-21.1

Exhibit B

Section 280G Rules

The following rules shall apply for purposes of determining whether and how the limitations provided under Section 8.4 of this Agreement are applicable to me.

1.The “net after-tax benefit” shall mean (a) the Payments (as defined in Section 8.4) which I receive or am then entitled to receive from the Company or a subsidiary or affiliate that would constitute “parachute payments” within the meaning of Code Section 280G, less (b) the amount of all federal, state and local income and employment taxes payable by me with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to me (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (c) the amount of Excise Tax imposed with respect to the payments and benefits described in (a) above.

2.All determinations under Section 8.4 of this Agreement and this Exhibit B will be made by an accounting firm or law firm that is selected for this purpose by the Company prior to a change in control, within the meaning of Code Section 280G (the “280G Firm”). All fees and expenses of the 280G Firm shall be borne by the Company. The Company will direct the 280G Firm to submit any determination it makes under Section 8.4 of this Agreement and this Exhibit B and supporting calculations to both me and the Company as soon as reasonably practicable.

3.If the 280G Firm determines that one or more reductions are required under Section 8.4 of this Agreement, the 280G Firm shall also determine which Payments shall be reduced (first from cash payments and then from non-cash benefits) to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to me. The 280G Firm shall make reductions required under Section 8.4 of this Agreement in a manner that maximizes the net after-tax amount payable to me.

4.As a result of the uncertainty in the application of Section 280G at the time that the 280G Firm makes its determinations under this provision, it is possible that amounts will have been paid or distributed to me that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to me (collectively, the “Underpayments”). If the 280G Firm determines, based on the assertion of a deficiency by the Internal Revenue Service against the Company or me, which assertion the 280G Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, I must repay the Overpayment amount promptly to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by me to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which I am subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify me and the Company of that determination, and the Underpayment amount will be paid to me promptly by the Company.

5.I will provide the 280G Firm access to, and copies of, any books, records and documents in my possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 8.4 of this Agreement.